Exhibit 99.1

Cougar Biotechnology Announces Agreement with FDA on Special Protocol Assessment for Phase III Trial of CB7630 (Abiraterone Acetate) in Chemotherapy Naïve Castration Resistant Prostate Cancer Patients

LOS ANGELES--(BUSINESS WIRE)--February 10, 2009--Cougar Biotechnology, Inc. (NASDAQ: CGRB) today announced that it has reached agreement with the U.S. Food and Drug Administration (FDA) under a Special Protocol Assessment (SPA) for its planned Phase III clinical trial of the Company's lead drug candidate CB7630 (abiraterone acetate) in patients with chemotherapy naïve castration resistant prostate cancer. The SPA is a written agreement between the Company, as the trial's sponsor, and the FDA regarding the design, endpoints, and planned statistical analysis approach of the Phase III trial to be used in support of a New Drug Application (NDA). The European Medicines Agency (EMEA) has also provided protocol advice consistent with that of the FDA regarding the Company's Phase III trial design and ability to support the submission of an EU Market Authorization Application (MAA).

Pursuant to the SPA, the Phase III trial will be a randomized, double-blind, placebo-controlled trial of CB7630 plus prednisone in patients with metastatic castration resistant prostate cancer who have not yet received treatment with chemotherapy. The trial is expected to enroll approximately 1,000 patients who will be randomized (1:1) to receive either CB7630 plus prednisone or placebo plus prednisone. The trial will be conducted at approximately 150 sites in North America, Europe and Australia. The agreed upon co-primary endpoints of the trial are progression free survival and overall survival. The Company plans to use the progression free survival data from the trial as the basis for submission of an NDA/MAA for Accelerated or Conditional Approval from the regulatory agencies. Cougar anticipates that it will begin patient enrollment in this Phase III trial later this quarter.

Alan H. Auerbach, Chief Executive Officer and President of Cougar Biotechnology, said, "Obtaining FDA agreement on the overall Phase III trial design, and more specifically patient population and primary endpoints, represents an important milestone in the global development of CB7630 and for Cougar as a company."

Arturo Molina, M.D., M.S., FACP, Chief Medical Officer and Executive Vice President of Clinical Research and Development of Cougar, added, "We are pleased to be able to reach agreement with the FDA on our Phase III trial design for patients with chemotherapy naïve castration resistant prostate cancer. We look forward to commencing patient enrollment in this Phase III trial shortly."

About Cougar Biotechnology, Inc.

Cougar Biotechnology, Inc. is a Los Angeles-based biotechnology company established to in-license and develop clinical stage drugs, with a specific focus on the field of oncology. Cougar’s oncology portfolio includes CB7630, a targeted inhibitor of the 17-alpha hydroxylase/c17,20 lyase enzyme, which is currently being studied in a Phase III clinical trial in prostate cancer and a Phase I/II trial in breast cancer; CB3304, an inhibitor of microtubule dynamics, which is currently in a Phase I trial in multiple myeloma; and CB1089, an analog of vitamin D, which has been clinically tested in a number of solid tumor types.

Further information about Cougar can be found at www.cougarbiotechnology.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include, without limitation, statements related to clinical trial initiation dates, the potential advantages of CB7630 and its potential for use in the treatment of castration resistant chemotherapy naïve prostate cancer, and Cougar’s ability to obtain accelerated or conditional approval of CB7630 for the treatment of castration resistant prostate cancer. Such statements involve risks and uncertainties that could cause Cougar’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in clinical trials, and drug development and commercialization. For a discussion of these and other factors, please refer to Cougar’s annual report on Form 10-KSB for the year ended December 31, 2007, as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Cougar undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:
Cougar Biotechnology, Inc.
+1-310-943-8040
Alan H. Auerbach, Chief Executive Officer and President
ahauerbach@cougarbiotechnology.com
Mariann Ohanesian, Director of Investor Relations
mohanesian@cougarbiotechnology.com
or
Russo Partners, LLC
David Schull, +1-212-845-4271
David.schull@russopartnersllc.com
Andreas Marathovouniotis, +1-212-845-4235
Andreas.marathis@russopartnersllc.com